Exhibit 99.1

FOR IMMEDIATE RELEASE

TerreStar Announces Leadership Changes

RESTON, Va. – April 18, 2008 – The Board of Directors of TerreStar Corporation (NASDAQ:TSTR) today announced that it is has made changes to the executive management team of its majority-owned subsidiary TerreStar Networks Inc. Robert H. Brumley has resigned as Chief Executive Officer (CEO) and President, effective as of April 16, 2008. Brumley has also resigned from his other executive duties. Additionally, the Board announced that Michael J. Reedy, Chief Operating Officer; Doug Sobieski, Chief Marketing Officer; and Robert B. Siegel, Executive Vice President of Finance and Corporate Development have also resigned.

Assuming the role of President for TerreStar Corporation and Terrestar Networks Inc. is Jeffrey Epstein, current General Counsel and Secretary. Neil Hazard will remain Chief Financial Officer for both companies. Dennis Matheson will remain Chief Technology Officer of TerreStar Networks.

"We thank Bob Brumley and the management team for their successful efforts to help realize the strategic vision of the nation’s first integrated satellite-terrestrial mobile communications network (MSS/ATC), achieve many mission-critical milestones and lay the groundwork for our future achievements,” stated William M. Freeman, TerreStar Chairman of the Board. “The Board of Directors intends a productive and seamless transition and has confidence that this interim management team can maintain a focused approach and help deliver shareholder value.”

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
Deirdre.blackwood@terrestar.com